Exhibit 5.01

[LETTERHEAD OF WINSTON & STRAWN LLP]

November 23, 2011

Golden State Water Company

630 East Foothill Blvd.

San Dimas, California 91773

Re:          Registration of Debt Securities of Golden State Water Company

Ladies and Gentleman:

We have acted as special counsel to Golden State Water Company, a California corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”), to be filed on November 23, 2011, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (as so amended, the “Act”). The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Act, of up to an aggregate of $100,000,000 of debt securities of the Company, in one or more series (the “Debt Securities”), to be issued under an Indenture, dated September 1, 1993 (the “Original Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A.(formerly known as The Bank of New York Trust Company, N.A., as successor to JPMorgan Chase Bank, N.A. (formerly known as Chemical Trust Company of California, then Chase Manhattan Bank and Trust Company, N.A. and then J.P. Morgan Trust Company, N.A.)), as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of December 10, 2008 (the “Supplemental Indenture” and, together with the Original Indenture, the “Indenture”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

In rendering the opinion set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the articles of incorporation of the Company as in effect on the date hereof, (ii) the by-laws of the Company as in effect on the date hereof, (iii) the Registration Statement, (iv) the Indenture, and (v) the resolutions of the Board of Directors of the Company (the “Board”) relating to, among other matters, the filing of the Registration Statement.

We are familiar with the various corporate proceedings heretofore taken by the Company in connection with the authorization, registration, and filing of the Registration Statement.  We have also examined originals, or copies certified to our satisfaction, of such corporate records of the Company and other instruments, certificates of public officials and representatives of the Company and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.  As to certain facts material to this opinion letter, we have relied without independent verification upon oral and written statements and representations of officers and other representatives of the Company.

On the basis of the foregoing, and subject to (i) the Registration Statement and any amendments thereto being effective under the Act, (ii) a prospectus supplement having been filed with the SEC describing the series of Debt Securities to be offered under the Registration Statement (the “Offered Debt Securities”), (iii) all Offered Debt Securities being issued and sold in the manner stated in the Registration Statement and the applicable prospectus supplement and in accordance with a duly executed and delivered purchase, underwriting or similar agreement and (iv) when (a) the Board of Directors of the Company and any issuance committee thereof has taken all necessary corporate action to fix and determine the terms of the Offered Debt Securities in accordance with the resolutions of the Board of Directors and any issuance committee thereof; (b) the terms of the Offered Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture; (c) the issuance of and sale of the Offered Debt Securities have been duly authorized by the California Public Utilities Commission; (d) either (1) the Offered Debt Securities have been duly executed and authenticated in accordance with the terms of the Indenture and duly delivered to the purchasers thereof, or (2) the book entry of the Offered Debt Securities by the Trustee in the name of The Depository Trust Company or its nominee has been effected; and (e) the Company receives the agreed-upon consideration therefor, the issuance and sale of the Offered Debt Securities will have been duly authorized by all necessary corporate action on the part of the Company, and the Offered Debt Securities will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights in general and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The opinions expressed herein are based upon and limited to the laws of the State of California.  We express no opinion herein as to any other laws, statutes, regulations or ordinances.  The opinions expressed herein based on the laws of the State of California are limited to the laws generally applicable in transactions of the type covered by the Indenture.

We hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Registration Statement to be filed by the Company on or about the date hereof and to the reference to our firm under the caption “Legal Matters” in the Prospectus.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ WINSTON & STRAWN LLP